Exhibit 99.11

Can-Cal Announces Final Closing of $0.06 Unit Financing

and

Appoints Ron Schinnour to the Board

LAS VEGAS, NEVADA - April 18, 2012 - Can-Cal Resources Ltd. (“Can-Cal” or the “Corporation”) (OTCBB: CCRE) is pleased to announce that it has increased the size of the previously announced US$500,000 non-brokered private placement to US$601,774 and completed the closing of the final tranche .  The final tranche consisted of 3,108,314 units (“Units”) at a price of US$0.06 per Unit for gross proceeds of US$186,499. Each Unit consists of one common share (“Common Share”) and one Common Share purchase warrant (“Warrant”).  Each Warrant is exercisable into one additional Common Share at US$0.08 per share until April 04 , 2014.

The combined proceeds from all four tranches of the private placement totaled US$601,774 with proceeds being allocated as follows: i) Exploration and development, and project work-out commissioning of Can-Cal’s current properties; ii) to update and complete all corporate governance, audit and management financial statements, and Canadian and U.S. securities commission's regulatory requirements; and iii) strategic working capital requirements.

Finders acting in connection with the second tranche of the private placement are entitled to receive aggregate fees of $4,200 and 70,000 Common Shares.

Mr. G. Michael Hogan, CEO of Can-Cal stated “With completion of this private placement, Management has been able to overhaul and complete all of the necessary corporate governance requirements necessary for a public company, and to commence the examination of the existing Can-Cal properties, which is key to building a successful mining company, and subsequently creating solid shareholder value.”

Can-Cal is also pleased to announce that Mr. Ron Schinnour, of Calgary, Alberta, Canada has been appointed to the Board of Directors. Mr. Schinnour has held countless executive, leadership and management roles in the agricultural industry, both domestically and globally.  This has included positions with Monsanto, United Agri Products and Agrium (Cominco).  He recently moved back to Calgary and joined the UFA, holding the position of Executive VP of Agri Business.  Mr. Schinnour’s expertise in Strategic Planning, Financial Management, International Business and M&A Leadership has been instrumental for the business success and growth of his current and previous companies.  Mr. Schinnour holds an MBA from Washington University with special recognition for Excellence in Team Process, Strategic Planning and Finance.  He also holds a CMA Designation from the University of Calgary/Society of Management Accountants.  Mr. Schinnour currently serves on the Board of Directors of FoodChek Systems Inc. (Calgary) and Universal Co-op Ltd. (Minneapolis).  He has previously served as the Chairman and Director for RAPID & AEC, and on the Board of Directors for the Latin America Agricultural Development Bank, AgroBio & the Agricultural Future of America. He has been President, Treasurer and Director of numerous corporate entities at Monsanto and UAP.

Mr. Schinnour stated, , “This is an exciting opportunity to join a company that is in the process of re-defining it’s future. With the current asset base and the reinvigoration that is taking place in the leadership of the business, the company is at a critical point for setting it’s strategic direction for the coming years.”

Mr. William J. Hogan, ICD.D, Chairman of Can-Cal, stated “Mr. Schinnour brings significant in-depth financial literacy and M&A expertise, which will be invaluable to the Corporation’s governance process.  With Ron’s high level background in business acumen, the Corporation should quickly begin to realize big dividends towards increasing shareholder upside.”

About Can-Cal

Can-Cal is an emerging precious metals exploration and chemical extraction company actively engaged in identifying commercial mining opportunities. Can-Cal is currently focusing its efforts on three main properties: PISGAH, California; WIKIEUP and CERBAT, Arizona.

FOR FURTHER INFORMATION PLEASE CONTACT:

G.

Michael Hogan, CEO

8205 Aqua Spray Avenue

Las Vegas, Nevada USA  89128

Phone: (702) 243-1849

Fax: (702) 243-1869

Email: mining@lvcoxmail.com

Included in this release are certain "forward-looking" statements, involving risks and uncertainties, which are covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied by such statements. In addition, actual future results may differ materially from those anticipated, depending on a variety of factors, including uncertainties relating to global political conditions, such as terrorism. Information with respect to important factors and assumptions that should be considered is contained in the company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes its expectations, except as may be required by law.